UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 21, 2017

MMA Capital Management, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3600 O’Donnell Street, Suite 600, Baltimore, Maryland		21224
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2017, MMA Capital Management, LLC (the ”Registrant”) entered into share purchase agreements with Michael L. Falcone, David C. Bjarnason and Gary A. Mentesana, its Chief Executive Officer, Chief Financial Officer and Executive Vice President, respectively.

The share purchase agreements contain the following material terms and conditions:

•

The agreements require the individuals to purchase shares of the Registrant through open-market purchases, in an amount equal to the 30% of the employee’s incentive award to be paid in February 2016.  Purchases must be completed by September 30, 2017.

•	The agreements shall be considered an amendment to the existing employment agreements for these individuals.
•	Shares purchased as a result of these agreements must be held for at least three (3) years, absent prior approval of the Compensation Committee.
•

Failure to complete the required purchases by September 30, 2017 or to hold the shares for the required holding period may result in disciplinary action, up to and including reduction of compensation and termination of service.

Item 8.01 Other Items.

On February 23, 2017, the Board of Directors of the Registrant held a meeting to review the impact of a series of Form SC 13G ownership filings from the week of February 13, 2017.  The filings, and the conclusions reached by the Board of Directors, are summarized as follows:

On February 13, 2017, the Rockshelter Capital Management, LLC (“Rockshelter”), a private investment management company, filed a Form SC 13G indicating that Rockshelter held greater than five percent of the outstanding shares of the Registrant.  In connection with this announcement, the Registrant reviewed the impact of Rockshelter’s ownership with respect to the Tax Benefit Rights Agreement (“Rights Plan”) adopted by the Registrant on May 5, 2015 and the overall impact on ownership changes with respect to our net operating loss carryforward assets.  As a result of the review, the Registrant has determined the following: 1) the increase in Rockshelter’s ownership percentage above 4.9% resulted solely from the reduction in our shares outstanding due to the Registrant’s share buyback program; 2) no additional shares were purchased by Rockshelter after becoming a 4.9% shareholder; therefore Rockshelter is not considered an “acquiring person” for purposes of the plan; and 3) the Board of Directors has determined Rockshelter to be an “exempted person” for purposes of their existing ownership stake, a determination the Board reserves the right to reconsider, from time to time.

Further, on February 14, 2017, the Halis Family Foundation (the “Foundation”), a private foundation, and one of its directors, Jeffrey Halis, filed a Form SC 13G indicating that the Foundation continued to hold greater than five percent of the outstanding shares of the Registrant; however, the Foundation had not purchased any additional shares since initially becoming a 5% shareholder.  The Form SC 13G also indicates that Jeffrey Halis has acquired shares in his capacity as an individual through an investment vehicle, Tyndall Partners, LP, and not through the Foundation.  In connection with the new filing, the Registrant reviewed the impact of the stated ownership by both the Foundation and Mr. Halis, via Tyndall Partners, LP, with respect to the Rights Plan.  As a result of the review, the Registrant has determined the following: 1) the Foundation did not acquire any new shares during 2016 and therefore is not considered an acquiring person under the Rights Plan, nor is there a trigger event related to the Foundation; and 2) collectively, Tyndall Partners, LP and Mr. Halis, in his capacity as an individual, do not own greater than 4.9% of the outstanding shares of the Company and that, for purposes of the Rights Plan, his ownership stake is not combined with that of the Foundation. The Board of Directors has determined that the Foundation remains an “exempted person” for purposes of its existing ownership stake and that the collective ownership of Tyndall Partners, LP and Mr. Halis as an individual will not be combined with that of the Foundation at this time.  The Board reserves the right to reconsider each determination, from time to time.

Finally, as a result of the share buyback program and required purchases pursuant to their compensation agreements, both Michael Falcone, our Chief Executive Officer, and Gary Mentesana, one of our Executive Vice Presidents, were required to file a  Form SC 13G on February 14, 2017.  In each case, the shares directly held by both Messrs. Falcone and Mentesana remain below the 4.9% threshold for purposes of the Rights Plan; however, as required by SEC rule, the potential to acquire additional shares through exercise of stock option grants is included in the ownership tests for purposes of Form SC 13G disclosures.  Under the Rights Plan, neither Mr. Falcone nor Mr. Mentesana is considered an acquiring person at this time.  In the future, if either officer exercises sufficient option awards or continues to make open market purchases pursuant to his employment agreement or otherwise,  such that his ownership exceeds 4.9%, the Board would be required to make a determination of whether to exempt the anticipated purchases (or options exercise) for purposes the Rights Plan.

The foregoing determinations for each of Rockshelter, the Foundation, Tyndall Partners, LP, Mr. Halis, Mr. Falcone and Mr. Mentesana means the Registrant does not have an event that would cause the distribution of the dilutive rights under the Rights Plan and that the Registrant does not believe there is currently any material risk to our net operating loss carryforward assets as a result of the recent ownership filings.

Item 9.01    Exhibits

99.1Share Purchase Agreement for Michael L. Falcone

99.2Share Purchase Agreement for David C. Bjarnason

99.3Share Purchase Agreement for Gary A. Mentesana

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMA Capital Management, LLC

February 23, 2017	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
99.1	Share Purchase Agreement for Michael L. Falcone
99.2	Share Purchase Agreement for David C. Bjarnason
99.3	Share Purchase Agreement for Gary A. Mentesana